EXHIBIT 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED APPOINTS MICHAEL W. BEAL

AS PRESIDENT OF ITS NURSING CENTER DIVISION

LOUISVILLE, Ky. (April 16, 2014) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the appointment of Michael W. Beal as President of its Nursing Center Division effective immediately. Mr. Beal will be a member of the Company’s Executive Committee.

Mr. Beal succeeds Lane M. Bowen, who has retired after serving the Company for 13 years. Mr. Bowen had been Executive Vice President at Kindred Healthcare since February 2005 and President of the Nursing Center Division since October 2002. Mr. Bowen began his career as a hands-on physical therapist and dedicated more than 35 years to the delivery and quality improvement of post-acute care.

Mr. Beal most recently served as Executive Vice President of the Nursing Center Division’s East Region, one of two regions within Kindred’s Nursing Center Division. He began his career with the Company more than 22 years ago as a business office manager. He became a licensed nursing home administrator and a district director of operations. Mr. Beal became a Senior Vice President in 2004 and was promoted to Executive Vice President in 2011. Over the years, he has continued to handle a larger geography of care settings and greater scope of responsibility.

“This is a well deserved promotion for Mike, reflecting the leadership skills that have helped him drive quality clinical outcomes, patient satisfaction, and strong facility operations for many years,” said Benjamin A. Breier, President and Chief Operating Officer of the Company. “We thank Lane for his leadership and commitment in transforming Nursing and Rehabilitation Center care, providing faster recovery and returning patients home sooner. We are confident Mike will build upon Lane’s legacy and innovative approach. On a personal note, words cannot express my appreciation for Lane’s knowledge, guidance, dedicated service and especially his friendship.”

“It is hard to overstate the contributions that Lane has made to our organization, and the entire profession, during his career with Kindred,” said Paul J. Diaz, Chief Executive Officer of the Company. “Lane actively pursued our mission of providing quality care and has been a great partner and friend to Ben and me over the many years. We wish him all the best.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $5 billion and approximately 63,000 employees in 47 states. At December 31, 2013, Kindred through its subsidiaries provided healthcare services in 2,280 locations, including 101 transitional care hospitals, five inpatient rehabilitation hospitals, 100 nursing centers, 22 sub-acute units, 159 Kindred at Home hospice, home health and non-medical home care locations, 104 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,789 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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